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                                   SCHEDULE 1

                                      FEES
                                      ----

   Current Net Assets Under Management               Sub-Advisory Fee
   -----------------------------------               ----------------
On all Net Assets when Net Assets are $50 million    60 basis points (0.60%) per
or less                                              annum

On all net Assets once Net Assets exceed $50         50 basis points (0.50%) per
million                                              annum